Investment Properties Associates Announces the
                         Sale of Its Chicago Properties
                         ------------------------------

New York, New York, August 18, 1998... Investment Properties Associates ("IPA") announced today that it has signed a contract to sell its five Chicago commercial properties for $121,000,000. The purchasers are affiliates of J. Paul Beitler of Chicago and Credit Suisse First Boston Corp. The closing is expected to occur within the next forty-five days.

An IPA spokesman said that the sales proceeds would be used to first pay mortgage debt, loans, closing costs and other commitments, aggregating approximately $65,000,000. After completing a final accounting and establishing a record date for holders of participations of limited partnership interests, IPA anticipates that it will make a special distribution shortly thereafter of the excess proceeds. One-half of the net proceeds would be distributed to the general and special limited partners and one-half to the holders of its participations of limited partnership interests in accordance with IPA's partnership agreement.

The sale of IPA's Chicago properties was approved by all of the general partners of IPA including H Associates LLC, ScogBell AG, Inc., Irving Schneider and Minlyn, Inc. Helmsley-Spear, Inc. represented IPA in this transaction.

IPA was created in 1969 by Harry Helmsley and Irving Schneider. In addition to its Chicago properties, IPA owns over 2,000,000 square feet of commercial office buildings in New York, New Jersey and Texas. Irving Schneider said that IPA was continuing to explore the possible sale of one or more or all of its properties, but there could be no assurances that any such sale will be concluded.


Contact:    Irving  Schneider - (212)880-0151
            General Partner, Investment Properties Associates
            Co-Chairman & Chief Operating Officer, Helmsley-Spear, Inc., Agent

            Robert Hecht - (212)880-0276
            Chief Financial Officer, Investment Properties Associates Vice President, Finance, Helmsley-Spear, Inc., Agent